UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2011
Grand Canyon Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (602) 639-7500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Grand Canyon Education, Inc. Annual Cash Incentive Plan
At the Annual Meeting of Stockholders held on May 17, 2011 (the “Annual Meeting”), the stockholders of Grand Canyon Education, Inc. (the “Company”) approved our proposed Annual Cash Incentive Plan to ensure that annual cash bonuses paid to plan participants will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and thus be fully deductible by the Company for federal income tax purposes. The Company’s Compensation Committee had previously approved the Annual Cash Incentive Plan.
Section 162(m) and related guidance generally preclude a publicly traded company from taking a tax deduction for compensation in excess of $1.0 million per individual paid to certain “covered employees.” These covered employees consist of our chief executive officer and our three other highest compensated officers, excluding our chief financial officer. The deduction limitation is subject to an exception for “performance-based” compensation that meets certain requirements, including a requirement that the “material terms of the performance goals” applicable to the covered employees must be disclosed to and approved by stockholders before any compensation is paid to them. Stockholder approval of the Annual Cash Incentive Plan constitutes approval of the “material terms of the performance goals” under the plan within the meaning of the regulations under Section 162(m). By approving the Annual Cash Incentive Plan, the stockholders approved, among other things, the participant eligibility requirements, the performance criteria on which incentive awards may be based and the maximum dollar amount of compensation that may be paid under the plan to any covered employee in any fiscal year.
The Annual Cash Incentive Plan is described in detail in the Company’s proxy statement filed with the Securities and Exchange Commission in connection with the Annual Meeting. This summary does not purport to be complete and is qualified in its entirety by reference to the Annual Cash Incentive Plan, filed herewith as Exhibit 99.1.
Grand Canyon Education, Inc. 2008 Equity Incentive Plan
Also at the Annual Meeting, the stockholders of the Company approved the addition of certain provisions to the Company’s 2008 Equity Incentive Plan (the “Equity Incentive Plan”) solely for the purpose of preserving the Company’s ability to deduct in full for federal income tax purposes under Section 162(m) of the Code the compensation recognized by certain of our executive officers in connection with performance-based awards that may be granted to them in the future under the Equity Incentive Plan. The stockholders were not asked to approve an increase in the number of shares issuable under the Equity Incentive Plan or any other amendment. The Company’s Compensation Committee had previously approved the proposed amendments to the Equity Incentive Plan.
The Equity Incentive Plan is a performance-based compensation plan designed to comply with Section 162(m) of the Code. To qualify as performance-based compensation, the payment of any award or bonus under the Equity Incentive Plan must be made contingent upon the achievement of one or more of the performance criteria identified in the Equity Incentive Plan. Stockholder approval of these performance criteria is required under Section 162(m) for the Company to be able to fully deduct the amount or value of the performance awards or bonuses as compensation expense.
The Equity Incentive Plan is described in detail in the Company’s 2010 proxy statement filed with the Securities and Exchange Commission in connection with the annual meeting of stockholders held on April 19, 2011. This summary does not purport to be complete and is qualified in its entirety by reference to the Equity Incentive Plan, filed herewith as Exhibit 99.2.

Item 5.07. Submission of Matters to a Vote of Security Holders.
On May 17, 2011, the “Company held the Annual Meeting. The total number of shares of the Company’s common stock, par value of $0.01 per share, voted in person or by proxy at the Meeting was 41,295,718, representing approximately 92% of the 45,020,904 shares outstanding and entitled to vote at the Meeting. At the meeting, the following matters were voted upon. The number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, respect to each such matter is set forth below.
1)	The proposal to elect the nominees listed below as Directors of the Company, each to serve until the Company’s 2012 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified.

	For	Withheld	Non Votes
Brent D. Richardson	37,665,582	798,051	2,832,085
Brian E. Mueller	37,713,595	750,038	2,832,085
Christopher C. Richardson	36,319,654	2,143,979	2,832,085
Chad N. Heath	36,736,080	1,727,553	2,832,085
D. Mark Dorman	38,231,198	232,435	2,832,085
David J. Johnson	38,293,888	169,745	2,832,085
Jack A. Henry	38,256,855	206,778	2,832,085
Gerald J. Colangelo	38,294,305	169,328	2,832,085
2)	The proposal to approve the Annual Cash Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code.

	For	Against	Abstain	Broker Non Votes
Cash Incentive Plan	37,875,758	585,319	2,556	2,832,085
3)	The proposal to approve the Section 162(m) limits of our 2008 Equity Incentive Plan.

	For	Against	Abstain	Broker Non Votes
Section 162(m) Equity Incentive Plan	30,407,327	7,991,698	64,608	2,832,085
4)	The proposal to approve, on an advisory basis, the compensation of our named executive officers.

	For	Against	Abstain	Broker Non Votes
Compensation of Officers	38,162,549	226,067	75,017	2,832,085
5)	The proposal to hold the advisory vote on named executive officer compensation every three years.

	1 Year	2 Years	3 Years	Abstain	Broker Non Votes
Frequency of advisory vote	19,936,813	350,293	18,155,264	21,263	2,832,085
6)	The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

	For	Against	Abstain
Ratification of Ernst & Young LLP	41,196,542	99,076	100
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.
Date: May 18, 2011	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer (Principal Financial and Principal Accounting Officer)